UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 13, 2023

(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
001-12609	PG&E Corporation	California	94-3234914
001-02348	Pacific Gas and Electric Company	California	94-0742640

300 Lakeside Drive	300 Lakeside Drive
Oakland, California 94612	Oakland, California 94612
(Address of principal executive offices) (Zip Code)	(Address of principal executive offices) (Zip Code)
(415) 973-1000	(415) 973-7000
(Registrant’s telephone number, including area code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	PCG	The New York Stock Exchange
First preferred stock, cumulative, par value $25 per share, 6% nonredeemable	PCG-PA	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5.50% nonredeemable	PCG-PB	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% nonredeemable	PCG-PC	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% redeemable	PCG-PD	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% series A redeemable	PCG-PE	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.80% redeemable	PCG-PG	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.50% redeemable	PCG-PH	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.36% redeemable	PCG-PI	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events.

On September 13, 2023, the assigned administrative law judges issued a proposed decision (“PD”) and the assigned Commissioner issued an alternate proposed decision (“APD”) in Pacific Gas and Electric Company’s (the “Utility”) 2023 general rate case (“GRC”) Phase 1 Tracks 1 and 2 proceedings at the California Public Utilities Commission (“CPUC” or “Commission”).

Track 1 Revenue Requirements and Attrition Year Revenues

If adopted, the PD would authorize a Track 1 revenue requirement of $13.82 billion, effective January 1, 2023. The PD also would approve Track 1 revenue requirements for 2024 through 2026 of $14.47 billion, $14.73 billion, and $14.85 billion, respectively. The APD would authorize a Track 1 revenue requirement of $13.31 billion, $14.02 billion, $14.32 billion, and $14.49 billion for 2023, 2024, 2025, and 2026, respectively (such period, the “GRC period”). The Utility would be authorized to collect in rates the approved revenue requirement increases beginning January 1, 2024 and to amortize the incremental revenue increases related to 2023 over the period of January 1, 2024 through December 31, 2026.

The following table compares the Track 1 revenue requirements that the PD and APD would authorize with the revenue requirement currently authorized for 2022 in the 2020 GRC and 2019 gas transmission and storage (“GT&S”) proceedings and the revenue requirement requested in the Utility’s application as amended and updated:

Revenue Requirement (in billions) Year	Request[1]	Proposed Decision[2]	Difference Between PD and Request	Alternate Proposed Decision[2]	Difference Between APD and Request
2022 (as adopted)	$12.21	-	-	-	-
2023	$15.41	$13.82	$(1.59)	$13.31	$(2.10)
2024	$16.34	$14.47	$(1.87)	$14.02	$(2.32)
2025	$16.98	$14.73	$(2.25)	$14.32	$(2.66)
2026	$17.43	$14.85	$(2.58)	$14.49	$(2.94)

1 Request has been adjusted to exclude amounts related to self-insurance. On January 12, 2023, the CPUC approved a settlement agreement pursuant to which the Utility’s wildfire liability insurance will be entirely based on self-insurance once all of the Utility’s existing wildfire liability insurance policies expire, which occurred on August 1, 2023. The self-insurance will be funded through CPUC-jurisdictional rates at $400 million for test year 2023 and subsequent years until $1.0 billion of unimpaired self-insurance is reached. See PG&E Corporation’s and the Utility’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 for more information about the revenue requirement for self-insurance.

2 Per the PD and APD, the Utility shall adjust the revenue requirements to reflect removal of certain costs pending reasonableness review as follows: for 2023, subtraction of $250 million; for 2024, subtraction of $239 million; for 2025, subtraction of $235 million; and for 2026, subtraction of $226 million.

The key differences between the PD and the APD relate to underground and overhead system hardening, and escalation.

The PD would authorize funding for 200 miles of undergrounding and 1,800 miles of covered conductor for the GRC period. The APD would authorize funding for 973 miles of undergrounding and 1,027 miles of covered conductor for the GRC period. The Utility most recently had requested 2,000 miles of undergrounding and 320 miles of covered conductor for the GRC period.

Also on September 13, 2023, the Safety Policy Division of the CPUC released a Staff Proposal for Senate Bill (SB) 884 Program. If adopted, the Staff Proposal would establish an expedited utility distribution 10-year undergrounding program consistent with SB 884. Per the proposed guidelines, the 10-year plan shall identify costs that are incremental to those approved in the GRC.

As previously disclosed, on September 6, 2022, the Utility submitted testimony updating the revenue requirement request in its 2023 GRC proceeding. The testimony reflected updates for inflation-driven escalation rates and federal tax law and guidance since the filing of the original application. The PD would grant the Utility’s requested escalation update whereas the APD would grant 25% of the increase in escalation rates.

Track 2 Cost Recovery

The PD and APD would each approve the settlement agreement in Track 2 of the proceeding, which addresses cost recovery of recorded expenditures related primarily to the safety and reliability of the Utility’s gas transmission and storage system incurred from January 2015 to December 2021. The settlement agreement would result in a revenue requirement of $221 million to be recovered over 2023 and 2024.

Rate Base and Capital Additions

The PD would adopt a weighted-average rate base of $47.3 billion, $50.3 billion, $52.5 billion, and $54.6 billion for 2023, 2024, 2025, and 2026, respectively. The APD would adopt a weighted-average rate base of $46.2 billion, $49.0 billion, $51.1 billion, and $53.5 billion for 2023, 2024, 2025, and 2026, respectively. These amounts are subject to removal of up to approximately $1 billion each year pending reasonableness review.

Both the PD and the APD would provide the Utility an opportunity to seek cost recovery in future proceedings for a number of costs, including the capital costs of $0.9 billion associated with moving the Utility’s corporate headquarters to Oakland, California; capital costs of $1.2 billion and expense costs of $0.4 billion for rebuilding electric and gas infrastructure following the 2018 Camp fire; capital costs of $1.3 billion tracked in certain wildfire mitigation and other memorandum accounts; and capital costs of $0.5 billion for the gas advanced metering infrastructure module replacement project. These costs and the corresponding rate base have been removed from the PD and the APD with the exception of the $1.3 billion of costs tracked in certain wildfire mitigation and other memorandum accounts.

The Utility’s comments on the PD and the APD, as well as comments by other parties, are due on October 3, 2023. Reply comments are due on October 9, 2023. The CPUC could vote on the PD and the APD as soon as November 2, 2023.

Phase 2 Application and SB 410

On September 15, 2023, as directed by the Assigned Commissioner’s Amended Scoping Memo and Ruling in the GRC, issued on September 5, 2023, the Utility served opening testimony proposing to establish a balancing account to record and recover costs of electric distribution capacity additions and new non-residential electric distribution extension work incremental to the forecasts of the Utility’s Phase 1 2023 GRC. The Utility’s proposal also incorporated directives from SB 410, which was passed by the California Legislature on September 14, 2023, and awaits the governor’s signature. SB 410 would authorize electrical corporations to request a rate mechanism to recover distribution line, substation capacity and new business investments that exceed the 2023 GRC annual authorized revenue requirements. The Utility proposes to record to the balancing account actual capital expenditures for these programs up to an annual cap. The proposed cap is designed to effectuate an electric distribution average rate impact of no more than 2.5%, calculated based on the Utility’s adopted GRC electric distribution revenue requirement for the applicable year beginning in 2024. Based on the Utility’s proposed 2024 GRC electric revenue requirement of approximately $8.5 billion, the 2.5% cap would equate to approximately $213 million of revenue requirement and incremental capital expenditures of approximately $1.5 billion. Costs recorded to the balancing account would be reviewed for reasonableness in the Utility’s 2027 GRC application.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Date: September 18, 2023	By:	/s/ JOHN R. SIMON
Name: John R. Simon
Title: Executive Vice President, General Counsel and Chief Ethics & Compliance Officer

PACIFIC GAS AND ELECTRIC COMPANY

Date: September 18, 2023	By:	/s/ BRIAN M. WONG
Name: Brian M. Wong
Title: Vice President, General Counsel and Corporate Secretary